Exhibit 99.1

Evert P. van de Ven and Lloyd Carney Join Cypress’s Board of Directors

Cypress Adds Networking and Operations Depth to Board
While Boardmember Jack Lewis Retires

SAN JOSE, Calif., June 23, 2005 – Cypress Semiconductor Corp. (NYSE: CY) today announced the appointment of semiconductor industry veteran Evert P. van de Ven to its board of directors.  Van de Ven replaces John C. “Jack” Lewis, former chairman of the board at Amdahl Corp., who retired at the end of April.  Cypress also announced that it is expanding its board to include network industry expert Lloyd Carney, the chairman and CEO of Micromuse.

Van de Ven, 55, has more than 30 years of experience in the semiconductor industry, including engineering and advisory positions at Philips Semiconductors, Matsushita Electronics Corp. and Applied Materials.  He retired from Novellus Systems in 1995 as executive vice president and chief technology officer, and has served on the board of directors at Matrix Integrated Systems.  Since 1995, van de Ven has been a member of the Technology Advisory Board at Cypress, and joined the company’s Manufacturing Advisory Board in 1999.

Carney, 43, joined Micromuse in 2003.  The company provides end-to-end IT and telecom infrastructure management tools to a variety of customers in enterprise computing, transportation and wireless networking.  Prior to Micromuse, Carney was executive vice president of operations at Juniper Networks, where he oversaw the sales, marketing, engineering, manufacturing and customer service organizations.  He also has headed up three divisions at Nortel Networks, including the Core IP Division, the Wireless Internet Division and the Enterprise Data Division.

“Evert van de Ven brings a wealth of operations and manufacturing experience to the board, while Lloyd Carney’s 20 years of networking industry and deep software expertise will enable us to continue defining new products for the networking space, where Cypress has claimed leading positions in network search engines, specialty memories and timing devices for switches and routers over the past few years,” said T.J. Rodgers, president and CEO of Cypress.  “Both new members will strengthen the board by sharpening our focus and giving us greater visibility into our broad customer base.”

About Cypress

Cypress solutions are at the heart of any system that is built to perform: consumer, computation, data communications, automotive, industrial, and solar power. Leveraging a strong commitment to customer service and performance-based process and manufacturing expertise, Cypress’s product portfolio includes a broad selection of wired and wireless USB devices, CMOS image sensors, timing solutions, network search engines, specialty memories, high-bandwidth synchronous and micropower memory products, optical solutions, and reconfigurable mixed-signal arrays. Cypress stock is traded on the New York Stock Exchange under the ticker symbol CY. More information about the company is available online at www.cypress.com

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